INVESTOR CONTACT: Mark Kochvar S&T Bancorp, Inc. Chief Financial Officer 724.465.4826 mark.kochvar@stbank.com
FOR IMMEDIATE RELEASE
S&T Bancorp Inc. Declares Dividend
INDIANA, Pa., - April 24, 2024 - The board of directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, approved a $0.33 per share cash dividend on April 24, 2024. This is an increase of $0.01, or 3.13 percent, compared to a cash dividend of $0.32 in the same period in the prior year. The annualized yield using the April 23, 2024, closing price of $31.15 is 4.24 percent. The dividend is payable May 23, 2024, to shareholders of record on May 9, 2024.
About S&T Bancorp Inc. and S&T Bank
S&T Bancorp Inc. is a $9.5 billion bank holding company that is headquartered in Indiana, Pennsylvania, and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania and Ohio. S&T Bank was named by Forbes as a 2023 Best-in-State Bank. For more information, visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.